AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.

                             ARTICLES SUPPLEMENTARY

      AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has allocated Six Hundred Million (600,000,000) shares of the One Billion (1,000,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($0.01) per share, for an aggregate par value of Six Million Dollars ($6,000,000). As a result of the action taken by the Board of Directors referenced in Article FIRST of these Articles Supplementary, the three (3) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

      Series                             Number of Shares    Aggregate Par Value
      ------                             ----------------    -------------------

Strategic Allocation: Conservative Fund    200,000,000           $2,000,000

Strategic Allocation: Moderate Fund        200,000,000           $2,000,000

Strategic  Allocation:   Aggressive Fund   200,000,000           $2,000,000

The par value of each share of stock in each Series is One Cent ($0.01) per share.

      SECOND: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation (a) has duly established three (3) classes of shares (each hereinafter referred to as a "Class") for the Series of the capital stock of the Corporation and (b) has allocated the shares designated to the Series in Article FIRST above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the three (3) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

                                                                 Number of
                                                                    Shares      Aggregate
            Series Name                     Class Name        as Allocated      Par Value
            -----------                     ----------        ------------      ---------
Strategic Allocation: Conservative Fund     Investor           100,000,000     $1,000,000
                                            Institutional       50,000,000        500,000
                                            Service                      0              0
                                            Advisor             50,000,000        500,000

Strategic Allocation: Moderate Fund         Investor           100,000,000     $1,000,000
                                            Institutional       50,000,000        500,000
                                            Service                      0              0
                                            Advisor             50,000,000        500,000

Strategic Allocation: Aggressive Fund       Investor           100,000,000     $1,000,000
                                            Institutional       50,000,000        500,000
                                            Service                      0              0
                                            Advisor             50,000,000        500,000

      THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

      FOURTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

      FIFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

      IN WITNESS WHEREOF, AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 2nd day of August, 1999.

                                        AMERICAN CENTURY STRATEGIC
ATTEST:                                 ASSET ALLOCATIONS, INC.


/s/ Brian L. Brogan                     By: /s/ David C. Tucker
------------------------------------        ------------------------------------
Name: Brian L. Brogan                       Name: David C. Tucker
Title: Assistant Secretary                  Title: Vice President

      THE UNDERSIGNED Vice President of AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.


Dated: August 2, 1999.                  /s/ David C. Tucker
                                        ----------------------------------------
                                        David C. Tucker, Vice President